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                                                                Exhibit 99(e)(2)

                       CONFIDENTIAL DISCLOSURE AGREEMENT

   Minnesota Mining and Manufacturing Company and its affiliates (collectively "3M") and MicroTouch Systems, Inc. and its affiliates (collectively "MicroTouch") are conducting preliminary negotiations with respect to a possible transaction or series of transactions that may include, among other things, the acquisition by 3M of MicroTouch (a "Business Transaction"). In order to protect certain confidential information which may be disclosed between 3M and MicroTouch and in order to induce them to provide confidential information to each other, 3M and MicroTouch, intending to be legally bound, hereby agree as follows:

1.As used in this Agreement, the term "Information" shall mean all trade secrets, non-public, confidential or other proprietary information and other data or information (and any tangible or electronic evidence, record or representation thereof), which is in the possession of MicroTouch or 3M, respectively (whether or not the property of MicroTouch or 3M), and which is maintained in secrecy or confidence by MicroTouch or 3M or which has been disclosed in confidence by either 3M to MicroTouch or MicroTouch to 3M on or prior to the date hereof in anticipation and the course of preliminary discussions concerning a Business Transaction or which might permit competitors of MicroTouch or 3M to obtain a competitive advantage over competitors who do not have access to such trade secrets, non-public, confidential or other proprietary information or other data or information; confidential information shall include, without limitation, information which has not been publicly disclosed by MicroTouch or 3M in a press release or in a filing by MicroTouch or 3M with the Securities and Exchange Commission (the "SEC"), including, without limitation, the fact that MicroTouch and 3M are considering a Business Transaction.

2.3M and MicroTouch are both the Discloser(s) and the Recipient(s) of Information under this Agreement.

3.The parties' primary contacts for disclosing or receiving Information are Terence A. Jones, John M. Barkholtz, William D. Miller and Peggy Kubicz Hall for and on behalf of 3M and D. Westervelt Davis, Geoffrey P. Clear, Bob Becker, Bernie Geaghan and Barry Waxman for and on behalf of MicroTouch.

4.This Agreement pertains to Information which is disclosed to a party ("Recipient") from August 22, 2000 through November 22, 2000 (the "Disclosure Period"). However, either party may terminate the Disclosure Period before November 22, 2000 by furnishing prior written notice to the other party.

5.Notwithstanding any other provision of this Agreement, each Recipient's duties under this Agreement shall continue in full force and effect until November 22, 2002.

6.Recipient shall not disclose Information to a third party without express written permission from Discloser. Recipient shall protect the disclosed Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of the Information, as Recipient uses to protect its own confidential information of a like nature.

7.If Recipient is required by judicial or administrative process to disclose Information, Recipient shall promptly notify Discloser and allow Discloser a reasonable time to oppose such process.

8.MicroTouch and 3M agree that the text of any press release which is intended for release by either MicroTouch or 3M and which will make mention of or reference to the possibility, existence or terms of a Business Transaction between MicroTouch and 3M, will be reviewed and approved by MicroTouch and 3M. MicroTouch and 3M acknowledge and agree that any legally required disclosure or filing with the SEC made by either MicroTouch or 3M shall not be deemed a violation hereof, provided that the party making such disclosure or filing gives the other party prompt notice of its intent to make such disclosure or filing and such notice precedes the disclosure of filing by not less than 24 hours.

9.Recipient of tangible materials constituting Information agrees not to analyze for composition or structure any such materials without the prior written consent of Discloser.
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10.Until the earlier of (i) one year from the date of this Agreement and (ii) a change in control of MicroTouch by a person other than 3M (the "3M Non-Solicitation Period"), 3M shall not, directly or indirectly, request, cause, solicit or induce any employee of MicroTouch, or any consultant to MicroTouch, to perform work or services for 3M in connection with its display films and touch panel businesses, provided, however, this paragraph does not prohibit 3M from:

  (a) soliciting and hiring any former employee of or consultant to MicroTouch or any current employee of or consultant to MicroTouch that become separated from MicroTouch during the 3M Non-Solicitation Period (unless such separation is the result of 3M's violation of this paragraph 10); and

  (b) soliciting through the use of advertising placed in newspapers and publications of general circulation and professional publications and, as a result of an inquiry in response to such advertising, hiring an employee of or consultant to MicroTouch.

11.Until the earlier of (i) one year from the date of this Agreement and (ii) a change in control of MicroTouch by a person other than 3M (the "MTSI Non-Solicitation Period"), MicroTouch shall not, directly or indirectly, request, cause, solicit or induce any employee of 3M, or any consultant to 3M, to perform work or services for MicroTouch, provided, however, this paragraph does not prohibit MicroTouch from:

  (a) soliciting and hiring any former employee of or consultant to 3M or any current employee of or consultant to 3M that becomes separated from 3M during the MTSI Non-Solicitation Period (unless such separation is the result of MicroTouch's violation of this paragraph 11); and

  (b) soliciting through the use of advertising placed in newspaper and publications of general circulation and professional publications and, as a result of an inquiry responding to such advertising, hiring an employee of or consultant to 3M.

12.This Agreement imposes no obligation upon Recipient with respect to Information that Recipient can establish: (a) was in Recipient's possession before receipt from Discloser; (b) is or becomes available to the public through no fault of Recipient; (c) is received in good faith by Recipient on a non-confidential basis from a third party, provided that such third party is not, to the Recipient's knowledge, bound by an obligation of confidentiality owed to the disclosing party; or (d) is independently developed by Recipient without reference to or use of Information received hereunder.

13.In the event a Business Transaction is not consummated and in any event upon Discloser's request, Recipient agrees to return all documents or other matter furnished to Recipient, together with all copies thereof in the possession, custody or control of the Recipient (or destroy such documents or other matter) constituting or containing Information, except that Recipient may retain in the office of its legal counsel one copy of written Information for record purposes only. Notwithstanding the delivery or destruction of Information, all duties and obligations existing under this Agreement shall remain in full force and effect.

14.Each Discloser warrants that it has the right to make disclosures under this Agreement.

15.Recipient shall adhere to the U.S. Export Administration Laws and Regulations and shall not export or re-export any technical data or products received from the Discloser or the direct product of such technical data to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.

16.With the exception of the last sentence of Paragraph 4, all additions or modifications to this Agreement must be made in writing and executed by both parties.

17.The relationship created under this Agreement and the existence of this Agreement is confidential and is to be treated as Information according to the terms of this Agreement.
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18.Under this Agreement neither party (a) acquires any license under intellectual property rights of the other party; (b) has an obligation to purchase from or sell to the other party any service or item; or (c) creates any agency or partnership relationship.

19.Each of MicroTouch and 3M hereby acknowledges that it understands its obligations under the federal insider trading laws including those arising under Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended.

20.MicroTouch and 3M acknowledge and agree that nothing contained in this Agreement shall obligate the parties to enter into a Business Transaction with each other and that the obligation of 3M or MicroTouch to enter into a Business Transaction is subject to the negotiation, preparation, execution and delivery of a definitive agreement governing the terms of same.

21.This Agreement constitutes the entire agreement between 3M and MicroTouch with regard to the subject matter hereof and supersedes all contemporaneous oral agreements, understandings, negotiations and discussions with respect to the subject matter hereof, and it supersedes the letter agreement dated August 22, 2000 between 3M and MicroTouch.

22.This Agreement is being executed in duplicate. Please return one fully executed copy to each of (a) 3M Innovative Properties Company, Office of Intellectual Property Counsel, P.O. Box 33427, St. Paul, MN 55133-3427,
Attention: William D. Miller and (b) MicroTouch Systems, Inc., 300 Griffin Brook Park, Methuen, MA 01844, Attention: Mr. Geoffrey P. Clear.

   IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Confidential Disclosure Agreement as an agreement under seal in Boston, Massachusetts as of September 27, 2000.

MICROTOUCH SYSTEMS, INC.                  MINNESOTA MANUFACTURING
                                          AND MINING COMPANY

By: /s/ D. Westervelt Davis__________     By: /s/ Terence A. Jones_____________
(Signature)                               (Signature)
Print Name:D. Westervelt Davis            Print Name:Terence A. Jones
Print Title:President and                 Print Title:Business Director
Chief Executive Officer